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EXHIBIT 1

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of an Amended and Restated Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Manufacturers' Services Limited, and further agree that this Joint Filing Agreement (this "Agreement") be included as an Exhibit thereto.

        The undersigned further agree that each party hereto is responsible for timely filing of such Amended and Restated Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning the other parties, unless such party knows or has reason to believe that such information is inaccurate.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Dated as of March 23, 2004

ONEX CORPORATION
By:	/s/ DONALD W. LEWTAS
	Name:	Donald W. Lewtas
	Title:	Authorized Signatory
/s/ DONALD W. LEWTAS Donald W. Lewtas, Authorized Signatory for Gerald W. Schwartz
CELESTICA INC.
By:	/s/ ELIZABETH L. DELBIANCO
	Name:	Elizabeth L. DelBianco
	Title:	Chief Legal Officer
CELESTICA (USA) INC.
By:	/s/ ELIZABETH L. DELBIANCO
	Name:	Elizabeth L. DelBianco
	Title:	President and Treasurer

Page 18 of 18 pages.

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JOINT FILING AGREEMENT